EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), dated effective as of June 1, 2008 (the “Effective Date”), is entered into by and between SIGNALIFE, INC., a Delaware corporation, whose principal executive office is located at 4705 Laurel Canyon Boulevard, Studio City, California (“Signalife” or the “company”), and LEE B. EHRLICHMAN, an individual residing in Los Angeles at Signalife’s address of record ("Ehrlichman), with reference to the following facts:

RECITALS

WHEREAS; Signalife wishes to employ Ehrlichman as President and Chief Operating Officer, based upon Ehrlichman’s experiential level and the needs and wishes of Signalife;

WHEREAS; Ehrlichman is also a director of Signalife;

WHEREAS; Ehrlichman is currently consulting with the Company as Director of Operations (LA), and the Board has conducted an evaluation of his consultancy and found Ehrlichman to be appropriate for the position;

WHEREAS; Ehrlichman has done his due diligence about Signalife necessary to understand the business and achievements of the Company, and Ehrlichman wishes to join the Company as a senior executive to assist  the Company to reach profitability;

WHEREAS; in order to avail itself of Ehrlichman’s skill, knowledge and experience necessary to the successful management of Signalife and the marketing of its products, Signalife and Ehrlichman desire to enter into a more formal relationship for a specified duration pursuant to which Signalife will employ Ehrlichman as its President and Chief Operating Officer, and Ehrlichman desires to become employed by Signalife in this position; and

WHEREAS; the parties each desire to enter into a written employment agreement formally documenting their relationship and setting forth their mutual rights, duties and responsibilities.

NOW, THEREFORE; in consideration of the mutual covenants and promises contained herein, and for valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties to this Agreement (collectively “parties” and individually a “party”), intending to be legally bound, agree as follows:

AGREEMENT

1.

DEFINITIONS

When used in this Agreement, the following terms shall have the meanings set forth below (all terms used in this Agreement that are not defined in this section shall have the meaning set forth elsewhere in this Agreement):

“Annual Salary” is defined in section 4(A).

“Board” means Signalife’s Board of Directors and, where applicable, any of its constituted committees.

“Code Of Ethics” means Signalife’s Code of Business Conduct and Ethics, as amended from time-to-time.

“Change of Control” means the occurrence after the date hereof of any of (1) with the exception of ARC Finance Group, LLC, any acquisition (other than directly from Signalife) in one or more transactions or series of related transactions after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of Signalife, by contract or otherwise) of in excess of 33% of the voting securities of Signalife, or (2) a replacement at one time or within a three year period of more than one-half of the members of Signalife’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by either (i) a majority of the members of the board of directors who are members on the date hereof and/or (ii) by persons not currently directors whom themselves were approved by a majority of the members of the board of directors who are members on the date hereof or were approved by members as of the date hereof), or (3) the execution by Signalife of an agreement to which the company  is a party or by which it is bound, providing for any of the events set forth above in (1) or (3).  Notwithstanding the foregoing, such transaction shall not constitute a Change of Control in the event that Ehrlichman is then a director of Signalife and he either:  (i) expressly voted in favor of the transaction constituting the Change of Control or abstained from voting or otherwise failed or refused to vote; or (ii) resigned from the Board prior to such vote in anticipation of such vote.

“Disability” (or the related term “Disabled”) means any of the following:  (1) the receipt by Ehrlichman of any disability insurance benefits; (2) a declaration to the effect that Ehrlichman is legally incompetent by a court of competent jurisdiction, a worker’s compensation board or other government or quasi-government agency; or (3) Ehrlichman’s incapacity due to medically documented mental or physical illness or disability to substantially perform the regular employment duties of his office and as an employee of Signalife on a full-time basis (with reasonable accommodations for such disability, if and to the extent then required by applicable law) for a period of three (3) cumulative months within any six (6) month continuous period.

“Employment Period” means the term of the Ehrlichman’s employment as defined in section 11.

“Options” is defined in section 4(B).

“Performance Bonus” is defined in section 4(B)(2).

“Sale Of Business” shall mean the approval by the Board and, if applicable, the holders of its voting securities, of (1) the sale or other disposition of all or substantially all of the assets of Signalife (other than to a controlled entity or in liquidation of the company); or (2) the complete liquidation or dissolution of Signalife.  Notwithstanding the foregoing, such transaction shall not constitute a Sale Of Business in the event that Ehrlichman is then a director of Signalife and he either:  (1) expressly voted in favor of the transaction constituting the Sale of Business or abstained from voting or otherwise failed or refused to vote; or (ii) resigned from the Board prior to such vote in anticipation of such vote.

“Severance Event” is defined as any of the following events:  (1) Ehrlichman’s death, (2) a Change In Ownership, (3) a Sale of Business; (4) Termination By Ehrlichman For Good Reason; or (5) Termination By Signalife Without Good Cause.

“Severance Pay” is defined in section 13(C).

"Termination By Signalife For Good Cause" means the termination by Signalife of this Agreement and the employment relationship between Signalife and Ehrlichman resulting from the determination by Signalife in its sole discretion that one or more of the following events has occurred:

(1)

that any of Ehrlichman’s representations or warranties contained in this Agreement is or was not materially true, accurate and/or complete;

(2)

that Ehrlichman caused Signalife or its subsidiaries to be convicted of a crime, or to incur criminal penalties in material amounts;

(3)

any directive by any governmental authority having jurisdiction over Signalife requiring Ehrlichman’s termination; and/or

(4)

Ehrlichman’s conviction of or plea of guilty or nolo contendere to a felony offense or a misdeameanor offense involving a crime of dishonesty or moral turptitude.

“Termination By Signalife Without Good Cause” means the termination by Signalife of this Agreement and the employment relationship between Signalife and Ehrlichman for any reason other than death, Disability or any other reason other than Termination By Signalife For Good Cause.  .

"Termination By Ehrlichman For Good Reason” means the termination by Ehrlichman of this Agreement and the employment relationship between Signalife and Ehrlichman resulting from the determination by Ehrlichman in his sole discretion that one or more of the following events has occurred:

(1)

Signalife breached or wrongfully failed and/or refused to fulfill and/or perform (i) any of its material obligations, promises or covenants under this Agreement, or (ii) any of the material warranties, obligations, promises or covenants in any agreement (other than this Agreement) entered into between Signalife and Ehrlichman, without cure, if any, as provided in such agreement;

(2)

except in connection with Ehrlichman’s Disability, Signalife, through its directors or executive officers other than Ehrlichman, and without the consent of Ehrlichman:  (i) substantially alters or materially diminishes the position, nature, status, prestige or responsibilities of Ehrlichman as an executive officer from those in effect as of the Effective Date as modified by mutual agreement of the parties from time-to-time; or (ii) assigns additional duties or responsibilities to Ehrlichman which were wholly and clearly inconsistent with the position, nature, status, prestige or responsibilities of his duties then in effect; and/or

(3)

Signalife, through its directors or executive officers other than Ehrlichman and without Ehrlichman’s knowledge, intentionally requires Ehrlichman to commit or participate in any felony or other serious crime.

For purposes of the foregoing, Termination By Ehrlichman For Good Reason shall not include any isolated, insubstantial and inadvertent action not taken in bad faith that Signalife promptly remedies after receipt of notice thereof given by Ehrlichman. In the event of conflicting or competing termination events that are considered Termination By Signalife For Good Cause and Termination By Ehrlichman For Good Reason, then the former shall be deemed to control

“Termination By Ehrlichman Without Good Reason” means the termination by Ehrlichman of this

Agreement and the employment relationship between Signalife and Ehrlichman for any reason other than other than death, Disability, a Change In Ownership, a Sale Of Business or Termination By Ehrlichman For Good Reason.

2.

E

MPLOYMENT AS EXECUTIVE OFFICER

(A)

Employment

Signalife hereby employs Ehrlichman as its President and Chief Operating Officer during the Employment Period, and Ehrlichman hereby accepts that employment, upon the terms and conditions set forth herein, and Ehrlichman agrees to do and perform all services, acts, or things necessary or advisable to discharge his duties under that position pursuant to the terms of this Agreement and subject to the Bylaws and Certificate of Incorporation of the company.

(B)

Duties

As President and Chief Operating Officer of Signalife, Ehrlichman’s duties and responsibilities shall include all functions normally performed by the chief executive officer of a publicly traded company within industry standards and acceptable practice.  Ehrlichman shall also perform such other reasonable duties, be accountable for such other reasonable responsibilities and be granted such other reasonable authority consistent with Ehrlichman’s office with Signalife as may be reasonably determined from time to time by the Board.  The parties acknowledge that Ehrlichman’s principal objective and responsibility shall be the development and implementation of strategies that will lead to the expeditious and effective introduction of Signalife’s products such as to maximize revenues and profits.

(C)

Supervision

As President and Chief Operating Officer, Ehrlichman shall report to Rowland Perkins, the Chief Executive Officer of the Company, or his successor as Chief Executive Officer.

(D)

Devotion Of Time

During the Employment Period, Ehrlichman shall perform, faithfully and loyally and to the best of his abilities, the duties attendant to the offices to which he has been appointed and shall devote his attention, knowledge and experience and give his best efforts, skills and abilities to promote Signalife’s business and interests in a professional manner on a full-time basis.  During the Employment Period, Ehrlichman shall render business services solely in the performance of his duties to Signalife.  The foregoing shall not be construed to prohibit Ehrlichman from (1) attending to personal matters from time-to-time as needed during business hours to the extent reasonably necessary to address such matters, (2) serving on corporate, civic, religious, charitable or other community board of directors or committees or engaging in civic, religious, charitable or other community activities; (3) delivering lectures, fulfilling speaking engagements or teaching at educational institutions organizations; or (4) managing personal investments (collectively, the Permitted Activities”); so long as such services and activities are (i) disclosed to Signalife where appropriate, (ii) are not in conflict with Signalife's business, and (iii) the performance of such Permitted Activities do not adversely affect or interfere with Ehrlichman’s ability to perform his duties under this Agreement.

(E)

Location

The parties acknowledge that Ehlichman will be based at the Signalife’s executive offices located in Studio City, California, for the principal purposes of supervising Signalife’s staff on a daily basis, and that Ehrlichman will principally perform his services at that location.

(F)

Travel

During the Employment Period, Ehrlichman shall, at the cost of Signalife pursuant to section 6 be available to travel as the needs of Signalife’s business may require

(G)

Cooperation and Compliance With Company Policies

During the Employment Period, Ehrlichman shall:

(1)

at all times faithfully, loyally, conscientiously, diligently and, to the best of his ability, perform all of his duties and obligations under this Agreement, and otherwise promote Signalife’s interests and welfare and reputation of Signalife, all consistent with the highest and best standards of its industry;

(2)

cooperate with and work to the best of his ability with the Board and with the other members of Signalife’s executive management team;

(3)

adhere at all times to Signalife’s Code of Ethics;

(4)

comply with all reasonable rules and regulations and policies now in effect (including insider trading and reporting policies) or as subsequently modified, governing the conduct of Signalife's employees and those of any subsidiary or affiliated entity for which he is employed, including policies relating to insider trading and reporting obligations intended to comply with the Securities Exchange Act of 1933; and

(5)

not commit any acts of gross negligence, willful misconduct, dishonesty, fraud or misrepresentation, racism, sexism or other discrimination, or any other acts which would tend to bring Signalife or any of its subsidiaries or affiliated entities into public scandal or ridicule, or would otherwise result in material harm to their business or reputation.

3.

CONTINUED APPOINTMENT AS DIRECTOR

Signalife agrees that so long as Ehrlichman is Signalife’s President and Chief Operating Officer that it shall use its best efforts to cause the Board and Signalife’s shareholders to appoint and engage Ehrlichman as a director of the company during the Employment Period.  In the event Ehrlichman is no longer President and Chief Operating Officer or otherwise an executive officer of the company, he agrees that he shall be deemed to have automatically resigned as a director should such action be requested of him by the Board.

4.

COMPENSATION

(A)

Annual Salary

(1)

As base compensation to Ehrlichman for services to be rendered under this Agreement during the Employment Period, Signalife shall pay or cause to be paid to Ehrlichman an annual base salary of five hundred thousand U.S. dollars (US $500,000) (the “Annual Salary”).  The

Annual Salary shall be payable in conformity with Signalife’s normal payroll periods, but at least semi-monthly, and in any event shall be subject to all withholdings or deductions described in section 14 of this Agreement.  In any pay period in which Ehrlichman shall be employed for less than the entire number of business days in such pay period, the Annual Salary for such pay period shall be prorated on the basis of the number of business days during which Ehrlichman was actually employed during such pay period, divided by the actual number of business days in such pay period.  Ehrlichman agrees that Signalife may, in its sole discretion to the extent the company has inadequate liquidity, pay his Annual Salary in s-8 registered common stock (with the exception of income tax withholdings).

(2)

Effective as of the each anniversary of the Effective Date, the Board (with Ehrlichman abstaining from voting if he is then a director) shall evaluate Ehrlichman’s performance in view of increasing his Annual Salary by such amount as the Board may determine (in their sole discretion and without any obligation to do so) to be reasonable, after taking into consideration Signalife's present and prospective financial resources and commitments and the progress in its business plan, and the contributions of Ehrlichman toward that progress.

(B)

Options

(1)

Time-In-Service Options.  As additional compensation to Ehrlichman for services to be rendered under this Agreement during the Employment Period, Signalife shall grant or cause to be granted to Ehrlichman effective as of the date of this Agreement ten-year common share purchase options (the “Time-In-Service Options”) entitling him to purchase one million (1,000,000) unregistered or “restricted” Signalife common shares at a price of sixty cents ($.60) per share.  The Time-In-Service Options shall vest in eight quarterly installments based upon continued employment under this Agreement, unless a termination under this Agreement is a Termination by Signalife Without Good Cause, with the first installment vesting on the first quarterly anniversary date; i.e. 90 days, of the Effective Date, and on each quarterly anniversary thereafter.

(2)

Stock Performance Options.

(i)

As additional compensation to Ehrlichman for services to be rendered under this Agreement during the Employment Period, Signalife shall grant or cause to be granted to Ehrlichman (upon satisfaction of the following performance requirements) common share purchase options (“Stock Performance Options”) equal to one hundred thousand (100,000) shares at an exercise price of sixty cents ($0.60) per share for every thirty cents ($0.30) of incremental common stock price appreciation over a baseline of sixty cents ($0.60) per share with respect to Signalife’s common stock as reported on the principal stock exchange or market on which Signalife’s common shares trade.  For purposes of determining whether the foregoing thirty cents ($0.30) of incremental common stock price appreciation has occurred (each, an “incremental reference point”), the average closing price for Signalife’s common stock on the principal exchange or market must exceed the aforesaid thirty cents ($0.30) incremental reference point for a two (2) week period.  Under no circumstances shall Ehrlichman receive Stock Performance Options entitling him to purchase more than four million (4,000,000) shares (subject to adjustments for Stock Splits or recapitalizations, each being defined as a “Recapitalization”), such amount constituting a “cap” to the grant of Stock Performance Options.

(ii)

By way of example, assume that Signalife’s average closing price for its common stock as reported on the principal stock exchange or market on which Signalife’s common shares trade increases from sixty-five cents ($0.65) to one dollar and twenty-five cents ($1.25) over a two (2) week period.  In that event, Ehrlichman would be granted one set of options (the “First Incremental Option

Grant”) to purchase one hundred thousand (100,000) shares at an exercise price of sixty cents ($0.60) per share in connection with attaining the ninety cent ($0.90) incremental reference point (i.e., an average closing price of ninety cent ($0.90) for sixty (60) days), and a second set of options (the “Second Incremental Option Grant”) to purchase an additional one hundred thousand (100,000) shares at an exercise price of sixty cents ($0.60) per share in connection with attaining the one dollar twenty cent ($1.20) incremental reference point (i.e., an average closing price of one dollar twenty cent ($1.20) for sixty (60) days).

(iii)

It should be noted that once an option grant is made in connection with any particular incremental reference point (such as the one dollar twenty cent ($1.20) incremental reference point in connection with the Second Incremental Option Grant), there shall not be a second grant of options in connection with any subsequent attainment of that particular incremental reference point, it being understood that the initial option granted with respect to that particularly incremental reference point shall continue to be deemed grant, subject to exercisability restrictions.

(3)

Financial Performance Options.  As additional compensation to Ehrlichman for services to be rendered under this Agreement during the Employment Period, Signalife shall grant or cause to be granted to Ehrlichman (upon satisfaction of the following performance requirements) ten-year common share purchase options (the “Financial Performance Options”) equal to fifty thousand (50,000) shares for every five hundred thousand ($500,000) dollars of EBIDTA (as that term is defined under GAAP) that Signalife achieves in any of its fiscal years during Ehrlichman’s employment hereunder.  The calculation of EBIDTA and the grant of the options shall be made following the issuance by Signalife of audited financial statements for the fiscal year in question.  Under no circumstances shall Ehrlichman receive Financial Performance Options entitling him to purchase more than six million (6,000,000) shares, subject to adjustment for a Recapitalization, such amount constituting a “cap” to the grant of Financial Performance Options.

(4)

Term Of Options.  Subject to the forfeiture and acceleration provisions contained in section 13(E):  (i) the Time-In-Service Options shall lapse ten years from the Effective Date; and (ii) the Stock Performance Options and Financial Performance Options shall expire upon the later of ten (10) years from the Effective Date or five (5) years from the grant date of each incremental set of options.

(5)

Option Certificates.  The grant of the Time-In-Service Options, Stock Performance Options and Financial Performance Options (collectively, the “Options”) shall each be evidenced by a written common share purchase option agreement or certificate containing such terms as Signalife determines to be appropriate consistent with the terms of this Agreement.

(6)

Income Taxes.  The Time-In-Service Options, Stock Performance Options and Financial Performance Options (collectively, the “Options”) shall be considered to be non-qualified and taxable upon exercise under Section 83 of the Internal Revenue Code for U.S. income tax purposes, and Signalife shall have no obligation to pay or reimburse Ehrlichman for the income tax consequences of his exercise of the Options or sale of the shares acquired by such exercise.  The exercise of the Options shall be subject to all withholdings or deductions described in section 14 of this Agreement.

(7)

Registration.  No later than six months following the grant of Options under this section 4(B), Signalife shall at its cost file a registration statement with the SEC under SEC form S-8 or any other available SEC registration form to register the common shares underlying the Options, and shall use its best efforts to procure effectiveness of such registration statement. .

(8)

Principal Exchange Or Market.  The principal exchange or market for Signalife’s common stock shall be deemed to refer to any United States stock exchange or market upon which Signalife’s common stock is traded (if any), including only (a) the New York Stock Exchange, (b) any NASDAQ stock exchange, (c) any stock exchange owned by either the New York Stock Exchange or any NASDAQ stock exchange, (d) the American Stock Exchange, (e) the OTCBB marketplace or (f) the Pink Sheets.  In the event Signalife’s common stock is trading on more than one of the foregoing stock exchanges or markets, the principal exchange or market shall be deemed to be the exchange or market containing the highest amount of trading volume during the preceding quarter upon which the common share purchase option is measured.

      (9)

    Cashless Exercise Feature.  All Options granted in accordance with this Agreement shall contain a net or cashless exercise feature.

(C)

Performance Bonuses

The Board (with Ehrlichman abstaining from voting if he is then a director) may from time-to-time, but not less than one (1) time per year, evaluate Ehrlichman’s performance and, in their sole discretion upon completion of that evaluation, may award Ehrlichman a performance bonus (the “Performance Bonus”) in such amount and form of payment as they may determine in such discretion to be reasonable or appropriate.  In determining whether or not to award a Performance Bonus, the Board may take into consideration other compensation paid or payable to Ehrlichman under this Agreement, as well as the financial and non-financial progress of the business of the company to date and the contributions of Ehrlichman toward that progress.  Payment of the Performance Bonus shall be subject to all withholdings or deductions described in section 14 of this Agreement.

5.

BENEFITS

(A)

Flexible Time Off (Vacation)

(1)

During each calendar year, Ehrlichman shall be entitled to the greater of (1) twenty-five (25) business days paid time-off or (2) such greater number of paid time-off days as established for the executive officers for Signalife as a group pursuant to Signalife’s employment policies and practices and approved by the Board.  Any days taken–off by Ehrlichman under this section shall be taken during a period or periods reasonably satisfactory to Signalife.

(2)

Flexible time-off days under this subsection shall be in addition to regular paid legal holidays provided by Signalife to Ehrlichman pursuant to Signalife’s employment policies and practices as they relate to all employees.  Flexible time-off days under this subsection shall be prorated with respect to any period under this Agreement that is less than a full calendar year (for example, the period from the Effective Date until the end of calendar year containing the Effective Date).

(3)

To the extent that Ehrlichman does not fully use such paid time-off during any calendar year, then such days shall be carried forward, forfeited or compensated for non-use in accordance with Signalife’s employment policies and practices; provided, however, under no circumstances shall Ehrlichman be entitled to compensation for unused paid time-off in excess of fifteen (15) business days.

(B)

Sick Leave

(1)

During each calendar year, Ehrlichman shall be entitled to the greater of (1) ten (10) business days paid sick-leave; or (2) such greater number of paid sick-leave days as established for the executive officers of Signalife as a group pursuant to Signalife’s employment policies and practices and approved by the Board.

(2)

Flexible time-off days under this subsection shall be prorated with respect to any period under this Agreement that is less than a full calendar year (for example, the period from the Effective Date until the end of calendar year containing the Effective Date).

(3)

To the extent that Ehrlichman does not fully use such sick-leave during any calendar year, then such days shall be carried forward or forfeited in accordance with Signalife’s employment policies and practices.  Under no circumstances shall Ehrlichman be entitled to any compensation for unused paid sick-leave.

(C)

Automobile or Allowance

During the Employment Period, Signalife shall in the sole discretion of the Board provide Ehrlichman with either the use of a company-owned or leased automobile or, in the alternative, an automobile allowance of not less than $1,500 per month payable on the first day of each month.  If an automobile allowance is provided, it shall be used by Ehrlichman as full or partial reimbursement for the use or availability of Ehrlichman’s personal automobile for the business of the company.  In addition, Signalife shall reimburse Ehrlichman the greater of (i) the sum of fifty cents ($0.50) per mile or (ii) if applicable, the maximum amount per mile allowed as a deduction by the IRS, as against the mileage that he uses either the aforesaid company-owned or leased automobile or his personal automobile for company business upon submission of an itemized mileage report.

(D)

Participation In Employee Group Benefit Programs

During the Employment Period, Ehrlichman shall have the same rights, privileges, benefits and opportunities to participate in any Employee Group Benefit Program (as such term is defined below) which may now or hereafter be generally offered or afforded by Signalife to its rank and file employees as a group or to similarly situated executive officers as a group.  Ehrlichman’s participation in any Employee Group Benefit Program pursuant to this section will be subject to the normal eligibility requirements of such programs as well as the normal contribution/payment requirements  For purposes of the foregoing, the term Employee Group Benefit Program shall collectively refer to: (1) medical insurance or dental insurance plans or programs (collectively, the "Health Plans"), (2)  life insurance, death benefit, accident benefit or disability insurance plans or programs (collectively, the "Insurance Plans") and (3) plans providing for retirement benefits, whether tax qualified or un-qualified, and including retirement, 401(k), pension, profit-sharing, annuity or savings plans and programs (collectively, the "Retirement Plans").  The term Employee Group Benefit Program shall not be deemed to include plans established primarily for compensatory purposes for individual or small targeted group of employees, including the stock option or stock grant plans.  Notwithstanding the foregoing, Signalife shall cover all premiums to be paid (but not deductibles or co-payments) under any Health Plans.

(E)

 Participation In Executive Fringe Benefits and Perquisites.

Ehrlichman shall be entitled to all fringe benefits and perquisites generally made available by Signalife to the group composed of the company’s senior executives with the approval of the Board.  The preceding sentence shall not be deemed to executive benefit or incentive compensation plans targeted to individual senior executives.

(F)

Life Insurance.

Signalife will provide Ehrlichman with (or reimburse Ehrlichman for the cost of) a ten-year term life insurance policy in the face amount of two million dollars ($2,000,000), subject to Ehrlichman 's insurability and Ehrlichman taking steps reasonably requested by Signalife to obtain such insurance.

6.

OFFICE AND FACILITIES

Ehrlichman shall be provided with an appropriate office at Signalife’s executive offices located in Studio City, California, with such secretarial and other support facilities as are commensurate with Ehrlichman's executive status with the company, which facilities shall be adequate for the performance of his duties hereunder

7.

BUSINESS EXPENSES

(1)

During the Employment Period, Ehrlichman is authorized to incur, and Signalife shall directly pay or reimburse Ehrlichman for, all reasonable and necessary business expenses duly and actually incurred by Ehrlichman in connection with the duties and services to be performed by Ehrlichman under this Agreement, notwithstanding that Signalife may be prohibited under applicable law from deducting the entire amount of such expenses.  These business expenses shall include, without limitation, entertainment, meals, travel, lodging, engineering, trade, technical journals and books necessary to perform employment duties, and other similar out-of-pocket expenses.

(2)

Ehrlichman shall submit to Signalife itemized expense statements setting forth the date, purpose and amount of the expense incurred, together with corresponding receipts showing payment by Ehrlichman in cases where he seeks reimbursement, all in conformity with business expense payment and/or reimbursement policies as may be established by Signalife from time to time, all of which shall comply with the substantiation requirements under applicable law (including the United States Internal Revenue Code of 1986), pertaining to the deductibility of such expenses.  Direct payment and/or reimbursement shall be made by Signalife no later than thirty (30) days of Ehrlichman’s submission of the foregoing documentation.  Signalife shall reserve the option in all cases to pay directly the persons entitled to payment for such business expenses.

8.

RELOCATION TO LOS ANGELES; COSTS

Ehrlichman shall provide his duties under this Agreement from his residential location in Los Angeles, whether or not it is Ehrlichman’s primary residence.  In either event, Signalife shall (1) cover all costs of relocation from Ehrlichman’s PA residence to Los Angeles including any costs associated with the sale of Ehrlichman’s PA residence and (2) contribute an amount of money toward Ehrlichman’s residential expenses in Los Angles as the Board may determine within its discretion and as amended from time to time as an inducement for Ehrlichman to relocate to Los Angeles.

9.

ADVANCES

(1)

Subject to subsection (1) below, Signalife and its subsidiaries and affiliated entities may from time-to-time and without any obligation to do so, make advances to Ehrlichman against any compensation or other amounts to be paid to him under this Agreement (each, an “Advance”).  Any amounts due hereunder to Ehrlichman shall, at the election of Signalife, be offset by any then outstanding Advances.  Ehrlichman agrees, in the event of his termination of employment, that Signalife shall have the right to offset the amount of any and all outstanding Advances against any amounts due Ehrlichman, whether under this Agreement or otherwise, and that any remaining balance of the Advances shall be repaid by Ehrlichman within thirty (30) days after his termination date.  If any Advance is not repaid within that thirty (30) day period, simple interest shall accrue on the unpaid balance at the Wachovia Bank prime rate, plus two percent (2%), with such interest rate being adjusted (including with respect to outstanding indebtedness under this section) on the first day of January and July each year. Ehrlichman agrees to pay all costs of collection incurred by Signalife with respect thereto, including reasonable attorneys’ fees and legal costs.  The foregoing shall be superceded by the express terms of any written agreement between Signalife and Ehrlichman to the contrary.

(2)

Anything in this agreement to the contrary notwithstanding, for so long as Signalife is a reporting company with the SEC, under no circumstances shall Signalife directly or indirectly, including through any subsidiary, extend or maintain credit, or arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan to Ehrlichman within the meaning of Section 13(k) of the Securities Exchange Act of 1934 and rules promulgated thereunder by the SEC, if Ehrlichman is then a director or executive officer of Signalife with the meaning of said act and rules.

10.

DIRECTORS’ AND OFFICERS’ INSURANCE AND INDEMNITY

(1)

During the Employment Period, Signalife shall maintain in full force and effect at its own expense, a policy of directors’ and officers’ liability insurance with Ehrlichman as an insured in an amount of not less than five million dollars ($5,000,000.00).

(2)

Signalife agrees to indemnify and hold Ehrlichman harmless consistent with and pursuant to the terms and conditions of the Signalife’s Director indemnification agreement or practices, or in connection with the provisions of Delaware law, the latter of which shall take priority over the former to the extent of any differences between the two.

11.

INITIAL TERM AND RENEWALS

This Agreement shall have an initial term (the “Initial Term”) commencing on the Effective Date and ending on the earlier of (1) the Termination Date (as that term is defined below) or (2) the fifth anniversary of the Effective Date provided that Signalife and Ehrlichman agree in writing that Signalife is financially incapable of providing Ehrlichman with the base salary applicable to his employment hereunder; provided, however, that unless otherwise terminated pursuant to the terms hereof, this Agreement shall be automatically renewed for successive one (1) year terms (each a “Renewal Term”) unless either Signalife or Ehrlichman provides written notice to the other party of its or his intention not to renew, which notice shall be given not less than sixty (60) days prior to the expiration of the pending term.  The term of the Ehrlichman’s employment pursuant to this Agreement is referred to herein as the “Employment Period.”  The term “Termination Date” means (1) if Ehrlichman’s employment is terminated by Signalife or Ehrlichman for any reason other than for death or Disability, the effective date of termination as stipulated in the written notice of termination provided or, if none is provided, the effective date upon which Ehrlichman’s employment ceased; (2) if Ehrlichman’s employment is terminated by reason of death, the date of Ehrlichman’s death; and (3) if Ehrlichman’s employment is terminated by reason of Disability, the date of the event of disability.

12.

EARLY TERMINATION

(A)

Death

Anything in this Agreement to the contrary notwithstanding, in the event of Ehrlichman’s death this Agreement and Ehrlichman’s employment relationship with Signalife shall terminate immediately, and Ehrlichman’s beneficiaries shall be entitled to the benefits provided in section 12 to the extent applicable. Such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(B)

Disability

(1)

Anything in this Agreement to the contrary notwithstanding, Signalife shall have the right at its sole discretion, subject to the requirements of any applicable law governing termination that may supercede this Agreement, to terminate this Agreement and Ehrlichman’s employment hereunder at any time in the event of Ehrlichman’s Disability, and Ehrlichman shall be entitled to the benefits provided in section 13 to the extent applicable.  Such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement

(2)

If the Board determines that Ehrlichman is Disabled under subsection (3) of the definition of Disability (relating to Signalife’s determination that Ehrlichman is incapacitated), and Ehrlichman disagrees with their conclusion, then Signalife shall have the right to engage a qualified independent physician reasonably acceptable to Ehrlichman to examine Ehrlichman at Signalife’s sole expense.  The determination of such physician shall be provided in writing to the parties and shall be final and binding upon the parties for all purposes of this Agreement.  Ehrlichman hereby consents to examination in the manner set forth above, and waives any physician-patient privilege arising from any such examination as it relates to the determination of the purported disability.

(C)

Termination By Signalife For Good Cause

(1)

Anything in this Agreement to the contrary notwithstanding, Signalife shall have the right to terminate this Agreement and Ehrlichman’s employment hereunder in the event such termination constitutes Termination By Signalife For Good Cause, upon giving written notice to Ehrlichman specifying in reasonable detail:  (i) the event which constitutes the good cause; (ii) the pertinent facts and circumstances underlying the good cause; and (iii) the effective date of the termination (which date may, at Signalife’s election, be effective upon receipt of said written notice by Ehrlichman).  In the event of such termination, Ehrlichman shall be entitled to the benefits provided in section 13 to the extent applicable. Such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.  Signalife’s failure to set forth in the notice of termination any fact or circumstance which contributes to a showing of good cause, if applicable, shall not operate as a waiver or preclusion of Signalife in from asserting such fact or circumstance in enforcing its rights under this Agreement.

(2)

If any event described in the definition of Termination By Signalife For Good Cause occurs, and such event is in the sole discretion of Signalife reasonably susceptible of being cured, then Ehrlichman shall be entitled to a grace period of fifteen (15) days following receipt of written notice of such event to effectuate a cure, if such a cure is within reasonable possibility.  If Signalife determines, in its sole discretion, that such event is not reasonably susceptible of being cured by Ehrlichman within such cure period, Signalife may grant a longer cure period to Ehrlichman to cure such event to the reasonable satisfaction of Signalife, provided Ehrlichman promptly commences and diligently pursues such cure.

(D)

Termination By Signalife Without Good Cause

Anything in this Agreement to the contrary notwithstanding, Signalife shall have the right, subject to the requirements of any applicable law governing termination that may by operation of law be applicable to this Agreement, to terminate this Agreement and Ehrlichman’s employment hereunder in the event such termination constitutes Termination By Signalife Without Good Cause, upon giving at least thirty (30) days’ prior written notice to Ehrlichman.  In the event of such termination, Ehrlichman shall be entitled to the benefits provided in section 13 to the extent applicable.  Such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(E)

Termination By Ehrlichman For Good Reason

(1)

Anything in this Agreement to the contrary notwithstanding, Ehrlichman shall have the right, subject to the notice and cure provisions contained in subsection (2) below, to terminate this Agreement and his employment hereunder together with Signalife at any time in the event such termination constitutes Termination By Ehrlichman For Good Reason, upon giving written notice to Signalife specifying in reasonable detail:  (i) the event which constitutes the good reason; (ii) the pertinent facts and circumstances underlying the good reason; and (iii) the effective date of the termination which date may, at Ehrlichman’s election, be effective upon receipt of said written notice by Signalife).  In the event of such termination, Ehrlichman shall be entitled to the benefits provided in section 13 to the extent applicable.  Such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(2)

In the event any of the events described in the definition of Termination By Ehrlichman For Good Reason occurs and that event is reasonably susceptible of being cured, then Signalife shall be entitled to a grace period of thirty (30) days following receipt of written notice of that event to cure that event; provided, however, if the event is not reasonably susceptible of being cured within that thirty (30) day period, Signalife shall be granted a reasonable amount of additional time to cure that event provided that Signalife promptly commences and diligently pursues a cure for that event.

(F)

Termination By Ehrlichman Without Good Reason

Anything in this Agreement to the contrary notwithstanding, Ehrlichman shall have the right to terminate this Agreement and Ehrlichman’s employment hereunder in the event such termination constitutes Termination By Ehrlichman Without Good Reason, upon giving at least thirty (30) days’ prior written notice to Signalife.  In the event of such termination, Ehrlichman shall be entitled to the benefits provided in section 13 to the extent applicable.  Such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.  In the event Ehrlichman terminates this Agreement Without Good Reason on or before June 1, 2009, Ehrlichman shall cause to be repaid to Signalife all consideration received by him hereunder.

(G)

Change Of Control

Anything in this Agreement to the contrary notwithstanding, in the event of a Change In Ownership, Ehrlichman shall have the right, exercisable no later than sixty (60) days following the date of such Change In Ownership, to terminate this Agreement.  In the event of such termination, Ehrlichman shall be entitled to  the sum of five years base salary plus earned bonuses (and bonuses that normally would have been earned), plus continued benefit coverage for Ehrlichman and his family for a five (5)

year period of time.

(H)

Sale Of Business

Anything in this Agreement to the contrary notwithstanding, in the event of a Sale Of Business, Ehrlichman shall have the right, exercisable no later than sixty (60) days following the date of such Change In Ownership, to terminate this Agreement upon giving at least thirty (30) days’ prior written notice to Signalife, at which point in time Signalife shall pay Ehrlichman the sum of two (2) years salary plus earned bonuses (and bonuses that normally would have been earned), plus continued benefit coverage for Ehrlichman and his family for a two (2) year period of time.

(I)

Suspension Of Duties

Anything in this Agreement to the contrary notwithstanding, in the event of the termination of this Agreement or Ehrlichman’s relationship as an employee of Signalife for any reason whatsoever, including the provision by Ehrlichman of prospective notice of termination, then Signalife may, upon written notice to Ehrlichman, immediately relieve Ehrlichman of all duties and responsibilities under this Agreement and relieve Ehrlichman of authority to act on behalf of, or legally bind, Signalife.  Such suspension shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

13.

PAYMENTS TO EHRLICHMAN UPON EARLY TERMINATION

(A)

General

Except as otherwise expressly provided below in this section 13, in the event of the termination of this Agreement or the employment relationship between Ehrlichman and Signalife, then all rights and obligations of the parties under this Agreement shall cease and be forfeited as of the effective date of such termination, and Ehrlichman shall have no further right or claim to any compensation, benefits or severance under this Agreement.

(B)

Amounts Due In All Events To Ehrlichman Upon Termination

In connection with any termination of this Agreement or the employment relationship between Ehrlichman and Signalife for any reason whatsoever, Signalife shall, in addition to all other responsibilities set forth hereunder:

(1)

pay to Ehrlichman promptly following his termination all unpaid Annual Salary and earned and payable Performance Bonuses, accrued in accordance with this Agreement through the effective date of the termination, and Ehrlichman shall not be entitled to any Annual Salary or Performance Bonuses that would otherwise be earned or accrued after the effective date of the termination;

(2)

in the event that Ehrlichman is entitled to unused paid time-off pursuant to section 5(A), promptly pay such amount to Ehrlichman;

(3)

reimburse Ehrlichman for any business expenses he incurred or accrued on or prior to the effective date of the termination in accordance with section 6;

(4)

permit Ehrlichman to continue to participate in any Employee Group Benefit Programs as provided in section 5(D) to the extent required under applicable law or pursuant to the terms of such plan.

(C)

Severance Pay

(1)

Death; Termination By Ehrlichman For Good Reason Termination By Signalife Without Good Cause.  Anything in this section 13 to the contrary notwithstanding, in the event of the termination of this Agreement by reason of (1) Ehrlichman’s death, (2) Termination By Ehrlichman For Good Reason; or (3) Termination By Signalife Without Good Cause, then Signalife shall, until the earlier of (i) the earliest date the term of this Agreement would otherwise lapse or expire; or (ii) a period of twenty four (24) months commencing on the last day of Ehrlichman’s employment under this Agreement, continue to pay Ehrlichman an amount which equals the portion of the Annual Salary that Signalife would have otherwise paid Ehrlichman for such period, payable on the same basis as such Annual Salary was previously paid (“Severance Pay”).

(2)

Life Insurance Proceeds.  In the event of the termination of this Agreement by reason of Ehrlichman’s death, the obligation of an insurer to pay life insurance proceeds pursuant to section 5(F) shall be deemed to satisfy in full Signalife’s obligation to pay Severance Pay (or any remaining balance thereof) under section 13(C)(1).

(3)

Offsets.  Notwithstanding the foregoing, any Severance Pay payable shall be offset and reduced by the amount of any statutory amounts required to be paid to Ehrlichman (other than in connection with his continuance performance of duties under this Agreement) under applicable law in connection with termination of employment.

(4)

Mitigation.  Ehrlichman shall use his best efforts to mitigate the amount of Severance Pay by seeking other employment, and the amount of Severance Pay shall be offset and reduced by compensation paid or payable to Ehrlichman in connection with any full-time employment procured.

(D)

Other Severance Benefits

(1)

Health Plan.  Should Ehrlichman and his family be covered under a Health Plan as of the date of notification of his termination, or should Signalife be under an obligation to so carry Ehrlichman and his family as of that date, then Signalife shall, in the event that it is also obligated to pay Severance Pay to Ehrlichman pursuant to section 13(C), be further obligated at its cost to continue to carry Ehrlichman and his family under that Health Plan or an equivalent plan without a reduction in benefit or increase in deductible, for a period of time ending on the earlier of (i) the expiration of the applicable severance period described in section 13(C); or (ii)  twenty four  (24) months after Ehrlichman finds gainful fulltime employment.  The foregoing shall not be deemed to relieve Ehrlichman from the obligation to make any co-payments that he would have otherwise been required to have made under that Health Plan prior to his termination.  Notwithstanding the forgoing, should Signalife at any time fail or refuse to timely carry Ehrlichman and his family under a Health Plan as provided above, it shall, promptly upon demand by Ehrlichman, pay Ehrlichman in a lump sum an amount which will allow Ehrlichman to procure health insurance coverage with comparable benefits and deductibles.

(2)

Insurance Plan.  Should Ehrlichman be covered under an Insurance Plan as of the date of notification of his termination, or should Signalife be under an obligation to so carry Ehrlichman as of that date, then Signalife shall, in the event that it is also to pay Severance Pay to Ehrlichman pursuant to section 13(C), be further obligated at its cost to continue to carry Ehrlichman and his family under that Insurance Plan or an equivalent plan without a reduction in benefit or increase in deductible, for a period of time ending on the expiration of the applicable severance period described in section 13(C).  For purposes of the foregoing, Ehrlichman shall be deemed to have satisfied any rules in the Insurance Plan governing continued employment, participation or vesting during the applicable severance period.  The foregoing shall not be deemed to relieve Ehrlichman from the obligation to make any co-payments that he would have otherwise been required to have made under that Insurance Plan prior to his termination.  Notwithstanding the forgoing, should Signalife at any time fail or refuse to timely carry Ehrlichman under the Insurance Plan as provided above, it shall, promptly upon demand by Ehrlichman, pay Ehrlichman in a lump sum an amount which will afford Ehrlichman comparable benefits.

(3)

Retirement Plan.  Should Ehrlichman be covered under a Retirement Plan as of the date of notification of his termination, or should Signalife be under an obligation to so carry Ehrlichman as of that date, then Signalife shall, in the event that it is also obligated to pay Severance Pay to Ehrlichman pursuant to section 13(C), be further obligated at its cost to continue to carry Ehrlichman and his family under that Retirement Plan or an equivalent plan without a reduction in benefit, for a period of time ending on the expiration of the applicable severance period described in section 13(C).  For purposes of the foregoing, Ehrlichman shall be deemed to have satisfied any rules in the Retirement Plan governing continued employment, participation or vesting during the applicable severance period.  The foregoing shall not be deemed to relieve Ehrlichman from the obligation to make any contributions that he would have otherwise been required to have made under that Retirement Plan prior to his termination.  Notwithstanding the forgoing, should Signalife at any time fail or refuse to timely carry Ehrlichman under the Retirement Plan as provided above, it shall, promptly upon demand by Ehrlichman, pay Ehrlichman in a lump sum an amount which will afford Ehrlichman comparable benefits.

(E)

Forfeiture And Acceleration Of Options

(1)

Termination By Signalife For Good Cause.  Anything in this section 13(C) or elsewhere in this Agreement to the contrary notwithstanding, in the event of the termination of this Agreement by reason of Termination By Signalife For Good Cause pursuant to section 12(C), then all of the Options shall be deemed forfeited effective upon termination, whether vested or unvested.

(2)

Death, Disability, Termination By Ehrlichman Without Good Reason.  Anything in this section 13(C) or elsewhere in this Agreement to the contrary notwithstanding, in the event of the termination of this Agreement by reason of (1) Ehrlichman’s death pursuant to section 12(A), (2) Ehrlichman’s Disability pursuant to section 12(B), or (3) Termination By Ehrlichman Without Good Reason pursuant to section 12(F), then all unvested Options shall be deemed forfeited effective upon termination, and the remaining term of vested Options shall be accelerated to two years from the date of death if earlier than the stipulated expiration date for such vested Options.

(3)

Termination By Signalife Without Good Cause, Termination By Ehrlichman For Good Reason; Change of Control; Sale of Business.  Anything in this section 13(C) or elsewhere in this Agreement to the contrary notwithstanding, in the event of the termination of this Agreement by reason of (1) Termination By Signalife Without Good Cause pursuant to section 12(D), (2) Termination By Ehrlichman For Good Reason pursuant to section 12(E), (3) a Change of Control pursuant to section 12(G), or (4) a Sale of Business pursuant to section 12(H); then (i) all unvested Time-In-Service Options shall fully vest, and (ii) all unvested Stock Performance Options and Financial Performance Options which would have otherwise vested in the twenty-four (24) month period following such termination shall vest to the extent of the satisfaction of their performance requirements during such twenty-four (24)

month period; and (iii) all other unvested Options shall be deemed forfeited effective upon termination.  In addition, the remaining term of all vested Options (including those vested pursuant to the preceding sentence) shall be accelerated to two (2) years from the date of termination if earlier than the stipulated expiration date for such vested Options; with the exception of any Stock Performance Options and Financial Performance Options which vest in the twenty-four month period following termination as provided in the preceding sentence, which shall expire two years from their date of vesting.

(F)

Release

In consideration of the consideration to be paid or given by Signalife to Ehrlichman under this section 13, Ehrlichman shall release Signalife with respect to any and all additional claims, liabilities or obligations of Signalife to Ehrlichman (other than the consideration payable under this section 13), whether at law or equity; directly or indirectly arising in connection with the termination of the Agreement or Ehrlichman’s employment relationship with Signalife, including any statutory amounts required to be paid to Ehrlichman under applicable law.  Ehrlichman acknowledges that he has read and is familiar with and understands the provisions of Section 1542 of the California Civil Code, which states that "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR,” and Ehrlichman expressly waives any right or claim of right he may have under said provision as it relates to the releases addressed by this Agreement.

14.

INCOME AND PAYROLL TAX WITHOLDINGS AND DEDUCTIONS

Anything in this Agreement to the contrary notwithstanding, Signalife shall be entitled to withhold or deduct from any payments or compensation payable by Signalife to Ehrlichman pursuant to the terms of this Agreement, including severance payments: (1) all payroll deductions and other amounts required to be withheld or remitted under applicable law such as, by way of example and not limitation, those relating to income taxes, social insurance or social security, old-age and survivor’s, disability and worker’s compensation; and (2) elective Ehrlichman deductions such as, for example, deductions relating to any Employee Group Benefit Program in which Ehrlichman participates.  In the case withholdings relating to the payment of Performance Shares or any other non-cash property, Signalife shall make any payments required to be withheld or remitted under applicable law in cash, with a consequential reduction in the amount of non-cash property delivered to Ehrlichman.

15.

CONFIDENTIALITY, PROPRIETARY PROPERTY AND COMPETITIVE PRACTICES

As a condition of Ehrlichman’s employment, Ehrlichman shall execute a Competitive Practices Agreement in form reasonably satisfactory to both parties to this Agreement.

16.

EXAMINATIONS

If requested by Signalife, Ehrlichman shall submit to such physical examinations and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable Signalife, at its expense and for its own benefit, to obtain disability and/or life insurance on Ehrlichman’s life.  Notwithstanding the foregoing, Ehrlichman makes no representation that any insurer will grant such insurance to Signalife.

17.

NON-LIABILITY FOR DEBTS

Subject to applicable law, Ehrlichman’s rights and obligations under this Agreement shall not be subject to encumbrance or to the claims of Ehrlichman’s creditors (other than Signalife acting as a creditor), or subject to the debts, contracts or engagements of Ehrlichman or Ehrlichman’s heirs, successors and assigns, and any attempt to do any of the foregoing shall be null and void ab initio and without force and effect.

18.

REPRESENTATIONS AND WARRANTIES

(A)

By All Parties

Each of the parties to this Agreement hereby represents and warrants to each of the other parties to this Agreement, each of which is deemed to be a separate representation and warranty, as follows:

(1)

Such party, if an entity, is duly organized, validly existing and in good standing under the laws of its state, territory or province of incorporation or organization, and has all requisite corporate or other power and authority to enter into this Agreement.

(2)

The execution and delivery of this Agreement by such party, and the performance by such party of the transactions herein contemplated, have, if such party is an entity, been duly authorized by its governing organizational documents, and are not prohibited by its governing organization documents,  and no further corporate or other action on the part of such party is necessary to authorize this Agreement, or the performance of such transactions.

(3)

This Agreement has been duly executed and delivered by such party and, assuming due authorization, execution and delivery by all of the other parties hereto, is valid and binding upon such party in accordance with its terms, except as limited by:  (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor rights generally; and (2) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(4)

Neither the execution or delivery of this Agreement, nor the performance by such party of the transactions contemplated herein:  (1) if such party is an entity, will breach or conflict with any of the provisions of such party’s governing organizational documents; or (2) to the best of such party’s knowledge and belief, will such actions violate or constitute an event of default under any agreement or other instrument to which such party is a party.

(5)

Such party:  (1) had the advice, or sufficient opportunity to obtain the advice, of legal counsel separate and independent from legal counsel for any other party hereto; and (2) such party was not represented by the legal counsel of any other party hereto in connection with the transactions contemplated by this Agreement, nor was such party under any belief or understanding that such legal counsel was representing such party’s interests.

(6)

The terms and conditions of the transactions contemplated by this Agreement are fair and reasonable to such party based upon all of the facts and circumstances at the time this Agreement is entered into; and such party has voluntarily entered into the transactions contemplated by this Agreement, without duress or coercion.

(B)

By Ehrlichman

Ehrlichman hereby represents and warrants to Signalife that Ehrlichman is not Disabled at the time of the execution and delivery of this Agreement by Ehrlichman.

19.

INTREPRETATION AND CONSTRUCTION

(A)

Preparation of Agreement

The parties have participated jointly in the negotiation and drafting of this Agreement and each provision hereof.  In the event any ambiguity, conflict, omission or other question of intent or interpretation arises, this Agreement shall be construed as if jointly drafted by the parties, and no presumption or burden of proof shall be presumed, implied or otherwise construed favoring or disfavoring any party by virtue of the authorship of this Agreement or of any provision hereof.

(B)

Performance on Business Day

In the event the date on which a party is required to take any action under the terms of this Agreement is not a business day, the action shall, unless otherwise provided herein, be deemed to be required to be taken on the next succeeding business day.  For purposes of this section, the term “business day” shall mean Monday through Friday (excluding any legal holidays).

(C)

Survival of Representations and Warranties

All representations and warranties made by any party in connection with any transaction contemplated by this Agreement shall, irrespective of any investigation made by or on behalf of any other party hereto, survive the execution and delivery of this Agreement and the performance or consummation of any transaction described in this Agreement, and shall continue in full force and effect forever thereafter (subject to any applicable statutes of limitation).

(D)

Independent Significance

The parties intend that each representation, warranty and covenant shall have independent significance.  If any party has falsely made or breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not falsely made or breached shall not detract from or mitigate the fact that the party has falsely made or breached the first representation, warranty or covenant.

(E)

Entire Agreement; No Collateral Representations

Each party expressly acknowledges and agrees that this Agreement:  (1) is the final, complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof; (2) supersede any prior or contemporaneous agreements, memorandums, proposals, commitments, guaranties, assurances, communications, discussions, promises, representations, understandings, conduct, acts, courses of dealing, warranties, interpretations or terms of any kind, whether oral or written (collectively and severally, the “prior agreements”), and that any such prior agreements are of no force or effect except as expressly set forth herein; and (3) may not be varied, supplemented or contradicted by evidence of prior agreements, or by evidence of subsequent oral agreements. No prior drafts of this Agreement, and no words or phrases from any prior drafts, shall be admissible into evidence in any action or suit involving this Agreement.

(F)

Amendment

Except as expressly provided herein, neither this Agreement nor any of the terms, provisions, obligations or rights contained herein, may be amended, modified, supplemented, augmented, rescinded, discharged or terminated (other than by performance), except by a written instrument or instruments signed by all of the parties to this Agreement.

(G)

Waiver; Forbearance

No waiver of:  (1) any breach of any term, provision or agreement; (2) the performance of any act or obligation under this Agreement; and/or (3) any right granted under this Agreement, shall be effective and binding unless such waiver shall be in a written instrument or instruments signed by each party claimed to have given or consented to such waiver.  Except to the extent that the party or parties claimed to have given or consented to a waiver may have otherwise agreed in writing, no such waiver shall be deemed a waiver or relinquishment of any other term, provision, agreement, act, obligation or right under this Agreement, or of any preceding or subsequent breach thereof.  No forbearance by a party in seeking a remedy for any noncompliance or breach by another party hereto shall be deemed to be a waiver by such forbearing party of its rights and remedies with respect to such noncompliance or breach, unless such waiver shall be in a written instrument or instruments signed by the forbearing party.

(H)

Remedies Cumulative

The remedies of each party under this Agreement are cumulative and shall not exclude any other remedies to which such party may be lawfully entitled.

(I)

Severability

If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be determined to be invalid, illegal or unenforceable under present or future laws, then, and in such event:  (1) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and still be legal, valid and enforceable; and (2) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby, and shall continue in full force and effect to the fullest legal extent.

(J)

Time is of the Essence

Except and to the extent there is a specific cure provision in this Agreement, each party understands and agrees that:  (1) time of performance is strictly of the essence with respect to each and every date, term, condition, obligation and provision hereof imposed upon such party; and (2) the failure to timely perform any of the terms, conditions, obligations or provisions hereof by such party shall constitute a material breach and a noncurable (but waivable) default under this Agreement by such party.

(K)

Parties in Interest

Nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective successors and assigns, if any, or as may be permitted hereunder; nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement; nor shall any provision give any third person any right of subrogation or action against any party to this Agreement.

(L)

No Reliance Upon Prior Representations

Each party acknowledges that:  (1) no other party has made any oral representation or promise which would induce such party, prior to executing this Agreement, to change such party’s position to his, her or its detriment, to partially perform, or to part with value in reliance upon such representation or promise; and (2) such party has not so changed its position, performed or parted with value prior to the time of the execution of this Agreement, or such party has taken such action at its own risk.

20.

ENFORCEMENT

(A)

Governing Law

This Agreement and the rights and remedies of each party arising out of or relating to this Agreement (including, without limitation, equitable remedies) shall (with the exception of any applicable federal laws) be solely governed by, interpreted under, and construed and enforced in accordance with the laws (without regard to the conflicts of law principles) of the State of California, as if this Agreement were made, and as if its obligations are to be performed, wholly within the State of California.

(B)

Arbitration

(1)

Any "action or proceeding" (as such term is defined below) arising out of or relating to this Agreement (which shall be deemed to encompass any aspect of the employer-employee relationship between Signalife and Ehrlichman, whether or not specifically addressed or referenced in this Agreement) shall, to the maximum extent allowed by law, be resolved by arbitration (an “Arbitration Proceeding”) before the American Arbitration Association (the “Arbitration Authority”) located in Los Angeles County, California (the “County”), according to National Rules for the Resolution of Employment Disputes of the American Arbitration Association  (the "Rules").  Without limiting the generality of the foregoing, the following shall be considered Controversies for this purpose:  (i) all questions relating to the falsity of any representation or warranty hereunder and/or of the breach of any obligation, covenant, promise, right, provision, term or condition hereunder; (ii) the failure of any party to deny or reject a claim or demand of any other party; and (iii) any question as to whether the right to arbitrate a certain dispute exists.  The term "action or proceeding" is defined as any and all claims, suits, actions, hearings, arbitrations or other similar proceedings, including appeals and petitions therefrom, whether formal or informal, governmental or non-governmental, or civil or criminal, and shall specifically include all claims under applicable federal or state laws, regulations or case law.

(2)

This agreement to arbitrate shall be self-executing without the necessity of filing any action in any court, and shall be specifically enforceable under the prevailing arbitration law. Each party generally and unconditionally accepts the exclusive jurisdiction of the Arbitration Authority as hereinabove provided.

(3)

The Arbitrator shall apply such principles of law as provided above in section 20(A)

of this Agreement relating to application of law, and shall endeavor to decide the controversy as though the Arbitrator were a judge in a court of law.  The Arbitrator shall have the power to issue any award, judgment, decree or order of relief that a court of law or equity could issue under such applicable law including, but not limited to, money damages, specific performance or injunctive relief; and for such purposes it is hereby expressly acknowledged and agreed that damages at law would be an inadequate remedy for a breach or threatened breach of any provision of this Agreement, it being the intention of this sentence to make clear the agreement of the parties hereto that the respective rights and obligations of the parties hereunder shall be enforceable in any Arbitration Proceedings in accordance with principles of equity as well as of law.  Notwithstanding the foregoing, nothing herein shall be deemed to prevent any party hereto from moving before a court of competent jurisdiction in the State of California for injunctive relief restraining or enjoining violations of this Agreement or of applicable law.

(4)

The Arbitrator shall prepare a written decision, signed by the Arbitrator, that shall be sent to the parties within sixty (60) calendar days following the conclusion of the hearing.  The written statement will be supported by written findings of fact and conclusions of law which adequately set forth the basis of the Arbitrator’s decision, and which cites the statutes and precedents applied and relied upon in reaching said decision.

(5)

 The parties agree to abide by any award, judgment, decree or order rendered in any Arbitration Proceeding by the Arbitrator.  The award, judgment, decree or order of the Arbitrator, and the findings of the Arbitrator, shall be final, conclusive and binding upon the parties hereto to the extent and in the manner provided by California statute.  Any judgment upon the award and enforcement of any other judgment, decree or order of relief granted by the Arbitrator may be entered or obtained in any court of competent jurisdiction, state or federal, in the county in which the residence or principal office of a non-prevailing party is located, as a basis for judgment and for the issuance of execution for its collection and, at the election of the party making such filing, with the clerk of one or more other courts, state or federal, having jurisdiction over the party against whom such an award is rendered, or such party’s property.  The parties shall have the right to petition the Superior Court of the appropriate County to confirm, correct or vacate the Arbitrator’s award in accordance with the provisions of the California Code of Civil Procedure.

(6)

EACH PARTY HAS READ AND UNDERSTANDS THIS SECTION 20(B) AND FURTHER UNDERSTANDS THAT, BY SIGNING THIS AGREEMENT AND AGREEING TO SUBMIT ALL CLAIMS AND DISPUTES TO BINDING ARBITRATION AS PROVIDED ABOVE, SUCH PARY IS RELINQUISHING AND WAIVING HIS OR HER RIGHT TO SUBMIT SUCH CLAIMS OR DISPUTES RELATING TO ANY ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS, TO A COURT OF LAW, INCLUDING A JURY TRIAL.  Each party acknowledges that the inclusion of this arbitration provision and the concomitant waiver and relinquishment of the right to submit to a court of law any claims and disputes relating to the employer-employee relationship is a material inducement to each other party hereto to enter into the transaction contemplated hereby; that each other party has already relied upon this waiver in entering into this Agreement; and that each other party will continue to rely on this waiver in their future dealings.  Each party warrants and represents that such party has reviewed this waiver with such party’s legal counsel, and that such party has knowingly and voluntarily waived its trial rights following consultation with such legal counsel.

21.

ASSIGNMENT AND DELEGATION; SUCCESSORS AND ASSIGNS

(A)

Assignment or Delegation

Neither party (an “assigning party”) may directly or indirectly sell, license, transfer or assign (whether through a merger, consolidation, conversion, sale of assets, sale or exchange of securities, or by operation of law, or otherwise) any of such party’s rights or interests under this Agreement, or delegate any of such party’s duties or obligations under this Agreement, in whole or in part, including to any subsidiary or to any affiliate, without the prior written consent of the other party (a “consenting party”), which consent may be withheld in the consenting party’s sole and absolute discretion; provided, however:

(1)

subject to prior compliance with subsection (3) and subsection (4) below, an assigning party may assign all of the rights and interests and delegate all of the duties and obligations of the assigning party under this Agreement in connection with a transaction whose principal purpose is to change the State in which the assigning party is incorporated, or to form a holding company, or to effect a similar reorganization as to form of entity without change of beneficial ownership, including through:  (1) a merger or consolidation or stock exchange or divisive reorganization (i.e., spin-off, split-off or split-up) or other reorganization with respect to the assigning party and/or its stockholders; or (2) the sale, transfer, exchange or other disposition by the assigning party of its assets in a single or series of related transactions, so long as such transferee, purchaser or surviving person shall expressly assume such obligations of the assigning party;

(2)

subject to subsection (3) and subsection (4) below, an assigning party may, with the prior written consent of the consenting party, which consent the consenting party may withhold in its sole and absolute discretion, assign all of the rights and interests and delegate all of the duties and obligations of the assigning party under this Agreement to any other person in connection with the transfer or sale of the entire business of the assigning party (other than with respect to a sale described in subsection (1) above), or the merger or consolidation of the assigning party with or into any other person (other than with respect to a merger or consolidation described in subsection (1) above), so long as such transferee, purchaser or surviving person shall expressly assume such obligations of the assigning party;

(3)

notwithstanding anything in subsection (1) or subsection (2) above to the contrary, no assignment or transfer under subsection (1) or subsection (2) may be effectuated unless the proposed transferee or assignee first executes such agreements (including a restated employment agreement) in such form as the consenting party may deem reasonably satisfactory to:  (1) evidence the assumption by the proposed transferee or assignee of the obligations of the assigning party; and (2) to ensure that the consenting party continues to receive such rights, benefits and protections (both legal and economic) as were contemplated by the consenting party when entering into this Agreement; and

(4)

notwithstanding anything in subsection (1) or subsection (2) above to the contrary:  (1) any assumption by a successor or assign under subsection (1) or subsection (2) above shall in no way release the assigning party from any of its obligations or liabilities under this Agreement; and (2) and any merger, consolidation, reorganization, sale or conveyance under subsection (1) or subsection (2) above shall not be deemed to abrogate the rights of the consenting party elsewhere contained in this Agreement.

Any purported assignment or transfer in violation of the terms of this subsection (2) shall be null and void ab initio and of no force and effect, and shall vest no rights or interests in the purported assignee or transferee.

(B)

Successors and Assigns

Subject to section 21(A) above, each and every representation, warranty, covenant, condition and provision of this Agreement as it relates to each party hereto shall be binding upon and shall inure to the benefit of such party and his, her or its respective successors and permitted assigns, spouses, heirs, executors, administrators and personal and legal representatives, including any successor (whether direct or indirect, or by merger, consolidation, conversion, purchase of assets, purchase of securities or otherwise).

22.

MISCELLANEOUS

(A)

Costs and Expenses

In the event of the execution of this Agreement, Signalife agrees to reimburse Ehrlichman for his reasonable legal costs incurred in connection with the negotiation of this Agreement, but not to exceed ten thousand dollars ($10,000).  Except as expressly set forth in the preceding sentence, each party shall pay all legal and other fees, costs and expenses incurred or to be incurred by such party in negotiating and preparing this Agreement; in performing due diligence or retaining professional advisors; and in complying with such party’s covenants, agreements and conditions contained herein.

(B)

Cooperation

Each party agrees, without further consideration, to cooperate and diligently perform any further acts, deeds and things, and to execute and deliver any documents that may be reasonably necessary or otherwise reasonably required to consummate, evidence, confirm and/or carry out the intent and provisions of this Agreement, all without undue delay or expense.

(C)

Notices

Unless otherwise specifically provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (collectively and severally called "notices") required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing, and shall be given by: (1) personal delivery (which form of notice shall be deemed to have been given upon delivery), (2) by telegraph or by private airborne/overnight delivery service (which forms of notice shall be deemed to have been given upon confirmed delivery by the delivery agency), (3) by electronic or facsimile or telephonic transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of notice shall be deemed delivered upon confirmed transmission or confirmation of receipt), or (4) by mailing in the official government mails of their applicable local by registered or certified mail or the equivalent, return receipt requested and postage prepaid, which forms of notice shall be deemed to have been given upon the fifth {5th} business day following the date mailed.  Notices shall be addressed at the addresses first set forth above, or to such other address as the party shall have specified in a writing delivered to the other parties in accordance with this paragraph.  Any notice given to the estate of a party shall be sufficient if addressed to the party as provided in this subsection.

(D)

Counterparts; Electronically Transmitted Document

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto.  Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto by having attached to it one or more additional signature pages.  If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

(E)

Execution by All Parties Required to be Binding

This Agreement shall not be construed to be an offer and shall have no force and effect until this Agreement is fully executed and delivered by all parties hereto pursuant to the terms of section22(D). Until such time as all parties fully execute this Agreement, any party who has previously executed and delivered this Agreement may revoke such execution and delivery.

WHEREFORE, the parties hereto have deemed this Agreement to have been executed in the City of Los Angeles, State of California, as of the Effective Date.

SIGNALIFE:	Signalife, Inc. a Delaware corporation

By: /s/ Rowland Perkins
Rowland Perkins, Chief Executive Officer

EHRLICHMAN:	/s/ Lee Ehrlichman
Lee Ehrlichman